LOAN AGREEMENT

This Loan Agreement (the “Agreement”) is entered into and made effective as of May 8, 2026 (the “Effective Date”), by and between Yesica Carvajal Caicedo (the “Lender”), and Talyxor Corporation, a Wyoming corporation (the “Company”). The Lender and the Company may collectively be referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Lender desires to extend a credit facility to the Company, and the Company desires to borrow such funds from the Lender, subject to and in accordance with the terms, covenants, and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements contained herein, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties agree as follows:

1. Principal Loan Amount

Subject to the terms of this Agreement, the Lender agrees to extend a loan to the Company in an aggregate principal amount of up to One Hundred Thousand United States Dollars (US $100,000) (the “Principal Amount”). The Principal Amount shall be advanced on demand, in full or in tranches, as requested by the Company.

2. Interest and Fees

The Parties explicitly agree that the Principal Amount shall be entirely interest-free. No interest, premiums, or administrative fees shall accrue, accumulate, or become payable by the Company to the Lender during the term of this Agreement.

3. Term, Maturity, and Repayment Schedule

  Term and Maturity: This Agreement shall have a fixed term of five (5) years, commencing on the Effective Date. Unless extended by the mutual written agreement of both Parties, the Loan shall fully mature on May 7, 2031 (the “Maturity Date”).
  Repayment Conditions: Prior to the Maturity Date, the Company shall make repayments toward the outstanding Principal Amount out of its corporate revenues, structured upon the Company achieving material net income.
  Maturity Repayment: If any portion of the Principal Amount remains unpaid on the Maturity Date, the full outstanding balance shall be repaid by the Company within ten (10) business days following the Maturity Date.
  Voluntary Prepayment: The Company retains the absolute right to prepay all or any portion of the outstanding Principal Amount at any time prior to maturity without any penalty, premium, or additional fee, subject to providing prior written notice to the Lender.

4. Security and Collateral

This Loan constitutes a general, unsecured obligation of the Company. No asset, property, or collateral of the Company is pledged, mortgaged, or otherwise subject to a security interest associated with the repayment of this Loan.

5. Representations and Warranties of the Company

The Company hereby represents, warrants, and guarantees to the Lender that:

  It is a corporation duly organized, validly existing, and in good standing under the laws of the State of Wyoming.
  It possesses all necessary corporate power and authority to execute, deliver, and perform its obligations under this Agreement.
  The execution and performance of this Agreement have been duly authorized by all necessary corporate actions and do not violate any applicable law or internal corporate regulations.
  This Agreement constitutes a legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms.

6. Affirmative and Negative Covenants

Until the outstanding Principal Amount is repaid in full to the Lender, the Company covenants and agrees that it shall:

  Maintain its corporate existence, legal personality, and good standing in the State of Wyoming.
  Comply in all material respects with all applicable local, state, and federal laws and regulations.
  Refrain from taking any corporate or financial action that would intentionally and materially impair or impede its financial capacity to fulfill its repayment obligations under this Agreement.

7. Events of Default and Remedies

An “Event of Default” shall occur only if the Company fails to pay the outstanding Principal Amount within ten (10) business days after the Maturity Date, or if the Company enters into voluntary bankruptcy or liquidation proceedings.

8. Governing Law and Jurisdiction

This Agreement, including all rights, obligations, and claims arising out of or relating to it, shall be governed by, construed, and enforced in accordance with the internal laws of the State of Wyoming, without regard to its conflict of law principles.

9. Miscellaneous Provisions

  Entire Agreement: This Agreement embodies the entire understanding and agreement between the Parties regarding the subject matter hereof and supersedes all prior discussions, negotiations, or understandings.
  Amendments: No modification, amendment, or waiver of any provision of this Agreement shall be effective unless it is executed in writing and signed by authorized representatives of both Parties.
  Severability: If any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, the remaining provisions shall remain unimpaired and in full force and effect.
  Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic or facsimile signatures shall have the same legal weight as original signatures.

IN WITNESS WHEREOF, the Parties hereto have caused this Loan Agreement to be executed by their respective duly authorized officers as of the Effective Date first written above.

LENDER:

By: /s/ Yesica Carvajal Caicedo

Name: Yesica Carvajal Caicedo

COMPANY:

TALYXOR CORPORATION

By: /s/ Yesica Carvajal Caicedo

Name: Yesica Carvajal Caicedo

Title: President, Director, Treasurer, Secretary, and Chief Executive Officer